Exhibit 10.1

MASTER LOAN AGREEMENT
This Master Loan Agreement (the “Agreement”) is dated as of 3rd of September, 2025 by and between BitGo Prime, LLC (“BitGo,” “BitGo Prime,” or “Lender”), a limited liability company organized and existing under the laws of Delaware, and MEI Pharma, Inc. (“Borrower”), a corporation organized and existing under the laws of Delaware (each, a “Party” and together, the “Parties”).
WHEREAS, subject to the terms and conditions of this Agreement, Borrower may, from time to time, seek to initiate a transaction pursuant to which Lender will lend Digital Currency or USD to Borrower, and Borrower will pay a Loan Fee and return such Digital Currency or USD to Lender (being repaid in the same form of Digital Currency or USD as original borrowed) upon the termination of the Loan.
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
I.     Definitions.
“Additional Termination Event” means (i) a Change in Law or (ii) a Force Majeure Event.
“Airdrop” means a distribution of a new token or tokens resulting from the ownership of a pre-existing token. For the purposes of Section V, an “Applicable Airdrop” is an Airdrop for which the distribution of new tokens can be definitively calculated according to its distribution method, such as a pro rata distribution based on the amount of the relevant Digital Currency held at a specified time.  A “Non-Applicable Airdrop” is an Airdrop for which the distribution of new tokens cannot be definitively calculated, such as a random distribution, a distribution to every wallet of the relevant Digital Currency, or a distribution that depends on a wallet of the relevant Digital Currency meeting a threshold requirement.
“Applicable Law” means (regardless of jurisdiction) any applicable (i) federal, national, state and local laws (including common law), ordinances, regulations, orders, statutory instrument, rules, treaties, codes of practice, decrees, injunctions, or judgments and (ii) ruling, declaration, regulation, requirement, or interpretation issued by any Governmental Authority that, in either case, are applicable to or binding on any person or entity or any of its property or assets or to which such entity or person or any of its property or assets is subject.
“Authorized Agent” has the meaning set forth in Exhibit A.
“Borrower Email” means the borrower email for notice indicated in the signature block below.
“Business Day” means any day other than a Saturday or Sunday on which commercial banks are open for business in New York City, United States.

“Business Hours” means between the hours of 9am ET to 5pm ET time on a Business Day.
“Call Option” means the right of Lender to demand immediate payment of a portion or the entirety of the Loan Balance at any time, subject to this Agreement.
“Change in Law” means any or all of the Loaned Assets become, in Lender’s sole discretion, at risk of being: (1) considered a security, swap, derivative, or other similarly-regulated financial instrument or asset by any regulatory authority, whether governmental, industry self-regulatory, or otherwise, or by any court of law or dispute resolution organization, arbitrator, or mediator; or (2) subject to future regulation materially impacting this Agreement, the Loan, or Lender’s business.
“Close of Business” means 8pm ET.
“Digital Currency” means any digital currency that Borrower and Lender agree upon.
“Digital Currency Address” means an identifier of alphanumeric characters that represents a digital identity or destination for a transfer of Digital Currency.
“Digital Currency Spot Rate” means, for any particular Digital Currency, the spot exchange rate between the Digital Currency and USD as quoted on a Liquidity Exchange of Lender’s choosing, unless the Loan Confirmation sets forth a different exchange rate for a Digital Currency in which case the different exchange rate shall apply to that particular Loan, again, as quoted on a Liquidity Exchange of Lender’s choosing.
“ET” means Eastern Time (Eastern Daylight Time or Eastern Standard Time, as applicable).
“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower under this Agreement, Taxes imposed on or measured by its overall net income, overall gross income or overall gross receipts (however denominated), and franchise taxes imposed on it (in lieu of net income taxes) or capital taxes, by the applicable jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized, in which it is resident for tax purposes or in which its principal office is located.
“Fixed Term Loan” means a Loan with a pre-determined Maturity Date, where Borrower does not have a Prepayment Option and Lender does not have a Call Option.
"Force Majeure Event" means any failure, interruption or delay in the ability of Lender to perform its obligations under this this Agreement resulting from any acts, events or circumstances not within our reasonable control including, without limitation, changes in the functioning or features of the Digital Currency or the software protocols that govern their operation; sabotage or fraudulent manipulation of the protocols or network that govern Digital Currency; cybersecurity attacks, hacks or other intrusions, loss or theft of Digital Currency at any time; unavailability or malfunction of wire, communications or other technological systems;

suspension or disruption of trading markets or exchanges; failure of utility services; global or local pandemics; fire; flooding; adverse weather conditions or events of nature; explosions; acts of God, civil commotion, strikes or industrial action of any kind; riots, insurrection, terrorist acts; war (whether declared or undeclared); or acts of government or government agencies (U.S or foreign); or the default of a custodian, trading market or exchange caused directly or indirectly by the occurrence of any of the foregoing events or circumstances.
“Governmental Authority” means the government of any nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Hard Fork” means a permanent divergence in the blockchain (e.g., when non-upgraded nodes cannot validate blocks created by upgraded nodes that follow newer consensus rules, or an airdrop or any other event which results in the creation of a new token).
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Lender Email” means bitgoprime@bitgo.com or such other address as Lender may specify in writing from time to time.
“Lending Request” shall have the meaning as set forth in Section II(b).
“Liquidation Level” has the meaning set forth in the Loan Confirmation.
“Liquidity Exchanges” means the three highest-volume digital currency exchanges that report prices for the applicable Digital Currency (as measured by the 30-day average daily trading volume of the applicable Digital Currency on any date of determination), as indicated on coinmarketcap.com, or if coinmarketcap.com no longer exists or if pertinent market data is not on coinmarketcap.com, then an alternative market data provider reasonably selected by Lender.
“Loan” means a loan of Digital Currency or USD made pursuant to and in accordance with this Agreement and any Loan Confirmation.
“Loan Balance” means, for a particular Loan, the outstanding Loaned Assets, any accrued and unpaid Loan Fees, outstanding Late Fees, any New Tokens required to be delivered, and any outstanding Early Termination Fee.
“Loan Confirmation” means the agreement between Lender and Borrower for the particular terms of an individual Loan, which shall be memorialized in a confirmation as set forth in Exhibit B or in a form approved by Lender comparable therewith.
“Loan Documents” means this Master Loan Agreement and any and all Loan Confirmations entered into between Lender and Borrower.
“Loan Fee” has the meaning set forth in Section III(a).
“Loan Fee Percentage” has the meaning set forth in the Loan Confirmation.

“Loaned Assets” means any Digital Currency or USD transferred in a Loan hereunder until such is transferred back to Lender pursuant to the terms of this Agreement.
“Margin Call Threshold Amount” means, with respect to any Loan as of any date, the amount obtained by multiplying the Margin Requirement Percentage by the Loan Balance for such Loan as of such date.
“Margin Release Threshold Amount” means, with respect to any Loan as of any date the amount obtained by multiplying the Margin Release Percentage by the Loan Balance for such Loan as of such date.
“Margin Release Percentage” has the meaning set forth in the Loan Confirmation.
“Margin Requirement Percentage” has the meaning set forth in the Loan Confirmation.
“Material Adverse Effect” means in Lender’s good faith and commercially reasonable determination a material adverse effect on (a) the ability of Borrower to perform any material Obligations under this Agreement or (b) the Lender’s liens on the Collateral or the priority of such liens (including the resignation or notice of resignation of any applicable securities intermediary).
“Maturity Date” means the pre-determined future date upon which a Loan becomes due in full.
“Minimum Transfer Amount” means USD 100,000.
“Obligations” means all debts, liabilities, obligations, covenants, indemnifications, interest and fees, including the Total Loaned Balance, created hereunder or under the other Loan Documents, whether arising before or after the commencement of any bankruptcy or insolvency proceeding.
“Open Loan” means a Loan without a Maturity Date where Borrower has a Prepayment Option and Lender has a Call Option.
“Prepayment Option” means Borrower has the option to repay or return the Loaned Assets prior to the Maturity Date.
“Required Collateral Amount” means, with respect to any Loan as of any date, the amount obtained by multiplying the Initial Collateral Percentage by the Loan Balance (or proposed Loaned Assets) for such Loan as of such date.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees, including stamp taxes, registration fees, documentation or other excise or property taxes, or similar taxes, or other charges imposed by any Governmental Authority, including any interest, additions to Tax or penalties applicable thereto.

“Term Loan with Call Option” means a Loan with a pre-determined Maturity Date where Lender has a Call Option.
“Term Loan with Prepayment Option” means a Loan with a pre-determined Maturity Date where Borrower has a Prepayment Option.
“Termination Date” means the date upon which a Loan is terminated.
“Total Loaned Balance” means, at any time, the Total Loaned Assets, any accrued and unpaid Loan Fees, outstanding Late Fees, any New Tokens required to be delivered, and any outstanding Early Termination Fee.
“Total Loaned Assets” means, at any time, the aggregate outstanding Loaned Assets for all Loans.
“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.
“USD” means U.S. dollar.
“Value” of (i) Digital Currency at any time of determination shall be determined by Lender by converting to USD or to such other asset as may be mutually agreed in writing, using the Digital Currency Spot Rate; and (ii) USD shall be the face value thereof.
II.     General Loan Terms.
(a)     Loans of Digital Currency or USD.  Subject to the terms and conditions hereof, Borrower may, in its sole and absolute discretion, request from Lender a Loan of a specified amount of Digital Currency or USD, and Lender may, in its sole and absolute discretion, extend such Loan or decline to extend such Loan on terms acceptable to Lender and as set forth in a corresponding Loan Confirmation.
(b)     Loan Procedure.  From time to time, during Business Hours on a Business Day (the “Request Day”), by email directed to Lender Email, an Authorized Agent of Borrower may request a Loan (a “Lending Request”) of a specific amount of Digital Currency or USD.
As part of its Lending Request, Borrower shall provide the following proposed terms:
(i)     type of Digital Currency (if applicable);
(ii)     the amount of Digital Currency or USD;
(iii)     whether the Loan is to be a Fixed Term Loan, a Term Loan with Prepayment Option, a Term Loan with Call Option or an Open Loan;
(iv)     the Loan Fee Percentage;
(v)     the Maturity Date, if any;

(vi)     the type or types of Collateral and amounts thereof, as applicable, proposed to be pledged; and
(vii)     the proposed Initial Collateral Percentage, Margin Requirement Percentage and Margin Release Percentage.
If Lender agrees to make a Loan on the terms set forth in the Lending Request or as otherwise agreed between Borrower and Lender, Lender shall send Borrower a Loan Confirmation.  The specific and final terms of a Loan shall be set forth in the Loan Confirmation.  Following delivery of such Loan Confirmation, if Borrower does not provide notice to Lender (email sufficient) rejecting the relevant Loan within two (2) hours after the relevant Loan Confirmation was delivered, Borrower and Lender shall be deemed to have agreed to the terms (absent manifest error) in the Loan Confirmation. Promptly after such time, and after or simultaneously with Borrower’s delivery of sufficient Collateral (if applicable), Lender shall commence transmission to either (x) Borrower’s Digital Currency Address the amount of Digital Currency, or (y) Borrower’s bank account by bank wire the amount of USD, as applicable, set forth in the Loan Confirmation.
Until Lender and Borrower have agreed (or have been deemed to agree) to the terms in a Loan Confirmation, neither party shall have any obligations to the other with respect to such particular Loan. In the event of a conflict of terms between this Agreement and a Loan Confirmation, the terms in the Loan Confirmation shall govern.
If Lender transfers Loaned Assets to Borrower and Borrower does not transfer the Required Collateral Amount, Lender shall have the absolute right to the return of the Loaned Assets.
(c)     Loan Repayment Procedure.
(i)     Loan Repayment.  Unless otherwise specified in subsections (ii) and (iii) below, upon the earlier of the Maturity Date, the Recall Delivery Day (as defined below), or the Redelivery Day (as defined below) for a Loan, Borrower shall repay the entirety of the Loan Balance to Lender by the Close of Business on such day. Digital Currency Loaned Assets shall be repaid directly to a wallet address designated by Lender and USD Loaned Assets shall be repaid directly to a bank account designated by Lender.
(ii)     Call Option.  For Loans in which Lender has a Call Option, Lender may, by email notification to Borrower’s Email or via another messaging service used by the Parties during Business Hours (the time of such notice, the “Recall Request Time”), demand repayment of a portion or the entirety of the Loan Balance (the “Recall Amount”).  Borrower will then have until the Close of Business immediately after the Recall Request Time to deliver the Recall Amount (the day of such delivery, the “Recall Delivery Day”). If (x) the Recall Request Time is after 11:00 a.m. ET on a Business Day, the Recall Request Time shall be deemed to occur at 9:00 a.m. ET on the immediately following Business Day and (y) the Recall Request Time is at or prior to 11:00 a.m. ET on a Business Day, the Recall Request Time shall be deemed to occur at 11:00 a.m. ET on such Business Day.
In the event of a Call Option where Lender demands only a portion of the Loan Balance, Borrower shall repay said portion of the Loan Balance on the Recall Delivery

Day and the remaining portion of the Loan Balance on the earlier of the Maturity Date or any subsequent Recall Delivery Day or Redelivery Day, as applicable.
(iii)     Prepayment Option.  For Loans in which Borrower has a Prepayment Option, Borrower may, by Email notification to Lender’s Email during Business Hours (the time of such notice, the “Prepayment Request Time”), indicate its intent to return a portion of or the entirety of the Loan Balance (the “Redelivery Amount”).  Borrower shall return or repay the Redelivery Amount by the Close of Business on the Business Day immediately following the Prepayment Request Time (the day of such delivery, the “Redelivery Day”). If (x) the Prepayment Request Time is after 11:00 a.m. ET on a Business Day, the Prepayment Request Time shall be deemed to occur at 9:00 a.m. ET on the immediately following Business Day and (y) the Prepayment Request Time is prior to 11:00 a.m. ET on a Business Day, the Prepayment Request Time shall be deemed to occur at 11:00 a.m. ET on such Business Day.
In the event of a prepayment of only a portion of the Loan Balance, Borrower shall repay said portion of the Loan Balance on the Redelivery Day and the remaining portion of the Loan Balance on the earlier of the Maturity Date or any subsequent Recall Delivery Day or Redelivery Day, as applicable.
(d)     Termination of Loan.  A Loan will terminate upon the earlier of:
(i)     the Maturity Date;
(ii)     the repayment of the entire Loan Balance by Borrower prior to the Maturity Date;
(iii)     upon the exercise of remedies after the occurrence of an Event of Default; or
(iv)     upon an Additional Termination Event.
Termination of a Loan shall not terminate, limit, or otherwise affect the term of this Agreement except as specified herein. In the event of a termination of a Loan, any Loaned Assets shall be redelivered and any fees outstanding or owed shall be payable immediately to Lender as specified herein.
(e)     Additional Termination Event.  Following the occurrence of any Additional Termination Event, Lender may notify Borrower, by providing written notice to Borrower, that it is requiring a prepayment in connection therewith.  Following such notice, Borrower shall pay to Lender the Total Loaned Balance and all other obligations that are then due and payable or will become due and payable on account of such payment within two Business Days.
(f)     Redelivery in an Illiquid Market.  If (i) the seven-day average daily trading volume across each of the Liquidity Exchanges has decreased by 50% from the date of the Loan Confirmation to the Maturity Date, Recall Delivery Day, Redelivery Day or the date prepayment is required due to an Additional Termination Event, whichever is applicable, or (ii) the Loaned Assets cease to be listed on any of the Liquidity Exchanges (the duration of either event herein designated, the “Illiquid Period”), Borrower may repay the Loan in USD equivalent amount as determined by Lender in its reasonable discretion.
III.     Fees.
(a)     Loan Fee.  Borrower agrees to pay Lender a financing fee on each Loan (the “Loan Fee”) which shall accrue at the Loan Fee Percentage (annualized based on 360 days, calculated daily) from and including the date on which the Loaned Assets are transferred to Borrower to and excluding the date on which such Loaned Assets are repaid in their entirety to Lender. Lender shall calculate any accrued Loan Fees on a daily basis and provide Borrower with the calculation upon request.  The Loan Fee will be calculated off all outstanding Loaned Assets.
(b)     Late Fee.  If any amount is not paid or delivered by Borrower when due, whether at the Maturity Date, the Redelivery Day, the Recall Delivery Day, pursuant to Section III(d), or otherwise, such amount shall incur an additional fee (the “Late Fee”) of 12% annualized (or, if lower, the maximum rate permitted by applicable law), calculated daily from the date that such amount was due to but excluding the date that such amount is paid or delivered in full.
(c)     Early Termination Fees.  For Fixed Term Loans and Term Loans with Call Options, if Borrower repays the Loaned Assets prior to the Maturity Date, Borrower shall pay to Lender a fee equal to twenty percent (20%) of the Loan Fee that would have accrued from the date of the repayment until the Maturity Date of the Loan (the “Early Termination Fee”). The Early Termination Fee is due with the repayment of the Loaned Assets. The Early Termination Fee shall not apply to (i) Loaned Assets returned to Lender in the event of a Hard Fork, (ii) to any Recall Amount or (iii) any Redelivery Amount.
(d)     Payment of Fees.  Unless otherwise agreed, any Loan Fees, Late Fees, or Early Termination Fees (collectively, “Fees”) payable hereunder shall be paid by Borrower upon the earlier of (i) five (5) Business Days after receipt of an invoice from Lender; or (ii) the termination of the applicable Loan. An invoice for Fees (the “Invoice Amount”) will be sent out on the first Business Day of the month and will include any Fees incurred during the previous month and any outstanding Fees; provided that, any delay by Lender in sending an invoice shall not relieve Borrower of its obligation to pay the Invoice Amount upon delivery of an invoice; provided, further, that all accrued and unpaid Fees shall be paid on the Maturity Date or earlier termination pursuant to Section II(d) unless otherwise expressly set forth in this Agreement. The Fees shall be payable, unless otherwise agreed by Borrower and Lender in the Loan Confirmation, in the same Loaned Assets that were borrowed, whether USD or Digital Currency on the same blockchain and of the same type that was loaned by Lender during the Loan.
IV.     Taxes.
(a)     Payments Free of Taxes.  Any and all payments by or on account of any obligation of Borrower hereunder shall be made free and clear of and without reduction or withholding for any Taxes; provided that if Borrower shall be required by Applicable Law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section) the Lender shall receive an amount equal to the sum it would have received had no such deductions for Indemnified Taxes been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
(b)     Payment of Taxes by Borrower.  Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Taxes that arise from any payment made by it under, or otherwise with respect to, this Agreement to the relevant Governmental Authority if required and in accordance with Applicable Law.
(c)     Indemnification by Borrower.  Borrower shall indemnify the Lender for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section IV(c)) attributable to Borrower under this Agreement and paid by the Lender, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority against Lender. A certificate delivered to Borrower by Lender as to the amount of such payment or liability actually paid by Lender to the relevant Governmental Authority shall be conclusive and binding absent manifest error.
(d)     Tax Reporting.  Borrower shall file all returns and tax reports, if and/or as required under Applicable Law.
V.     Collateral Requirements.
(a)     Collateral.  To the extent required pursuant to a Loan Confirmation, Borrower shall pledge, as collateral, USD or Digital Currency to secure the Loan (the “Collateral”, which shall include any Additional Collateral). The initial amount of Collateral required will be the Initial Collateral Percentage times of the Value of the Loaned Assets.
(b)     The Collateral transferred by Borrower to Lender, as adjusted herein, shall be security for Borrower’s Obligations hereunder.  Borrower hereby pledges, assigns to, and grants Lender a continuing first priority security interest in, and a lien upon, the Collateral and any Proceeds (as defined in the UCC) of the Collateral, which shall attach upon the transfer of the Loaned Assets by Lender to Borrower. The pledge, assignment and security interest created by this paragraph shall constitute a continuing agreement and shall continue in effect until the Obligations (other than contingent indemnification obligations for which no claim has been asserted or accrued) have been paid and satisfied in full, at which time the Collateral shall automatically be released from the liens created hereunder and shall revert to Borrower.  In addition to the rights and remedies given to Lender hereunder, Lender shall have all the rights and remedies of a secured party under Applicable Law (including the UCC).  Lender shall be entitled to rehypothecate and use the Collateral to conduct its digital currency lending and borrowing business, including transferring the Collateral to other non-BitGo bank accounts, or for any other purpose not prohibited by this Agreement or Applicable Law.
(c)     Margin Calls.

(i)      If, at any time, the Value of the Collateral subject to all Loans is less than the total Margin Call Threshold Amount aggregated for all Loans, Lender shall have the right, subject to the Minimum Transfer Amount, to require Borrower to pledge and deliver USD or additional Digital Currencies (as acceptable to Lender in its discretion, the “Additional Collateral”) (or if Borrower requests and Lender agrees, to repay or redeliver Loaned Assets) so that the Value of the Collateral subject to all Loans (including the Additional Collateral) will thereupon equal or exceed the total Required Collateral Amount aggregated for all Loans.
(ii)     If Lender requires Borrower to contribute Additional Collateral, it shall send notification (the “Margin Notification”) to Borrower’s Email or via another messaging service used by the Parties that sets forth the amount and type of Additional Collateral required.  Borrower shall deliver the Additional Collateral to Lender in accordance with subsection (f) below within twelve (12) hours immediately following the time on which the Margin Notification is received, or as otherwise agreed by the parties; provided, however, that Borrower shall have four (4) hours after the receipt of the Margin Notification to provide its own calculations of the Value of the Collateral (at the time of the Margin Notification) subject to all Loans to Lender to support a determination that less (or no) Additional Collateral is required to be delivered. If (x) Lender agrees with Borrower’s calculations pursuant to the prior proviso, the relevant Margin Notification shall be deemed withdrawn, or modified in accordance with Borrower’s calculations and (y) if Lender disagrees in writing with Borrower’s calculations pursuant to the prior proviso or does not respond within two (2) hours after receipt of Borrower’s calculations, the original Margin Notification shall remain in effect.
(d)     Margin Release
(i)     If, at any time, the Value of the Collateral subject to all Loans exceeds the total Margin Release Threshold Amount aggregated for all Loans, Borrower shall have the right, subject to the Minimum Transfer Amount, to require Lender to return an amount of Collateral, so that the Value of the Collateral subject to all Loans (after deduction of any such Collateral so returned, such Collateral, the “Released Collateral”) will thereupon not exceed the total Required Collateral Amount aggregated for all Loans.
(ii)     If Borrower requires Lender to return any Released Collateral, it shall send an email notification (the “Release Notification”) to Lender’s Email during Business Hours that sets forth (A) the requested amount of Released Collateral and (B) Borrower’s calculations and pricing sources supporting its determination that the Value of the Collateral subject to all Loans exceeds the aggregate Margin Release Threshold Amount.  If Lender agrees in writing with Borrower’s calculations, Lender shall return the Released Collateral to Borrower in accordance with subsection (g) below by Close of Business on the Business Day immediately following the day on which the Release Notification is received, if received by Lender prior to 10:00 a.m. New York City time on such day, or otherwise by Close of Business on the second immediately following Business Day, or as otherwise agreed by the parties.

(e)     Liquidation of Collateral.  Borrower agrees that Lender may, automatically and without prior notice, liquidate Collateral if Lender determines that the Value of Collateral subject to a particular Loan is less than the Loaned Assets multiplied by the Liquidation Level.
Borrower acknowledges that its obligations under this Section V, continue regardless of Lender’s request for Additional Collateral and Borrower’s acceptance or rejection of the same. Borrower agrees that it is its responsibility to monitor its Collateral and to ensure compliance with this Agreement.
(f)     Payment of Additional Collateral.  Payment of the Additional Collateral shall be made by bank wire to the account, or if applicable, the Digital Currency Address, specified in the Loan Confirmation or as otherwise notified to Borrower, or, if Lender has agreed, by a return or repayment of an amount of Loaned Assets such that the Value of the Collateral subject to all Loans will equal or exceed the aggregate Required Collateral Amount.
(g)     Return of Released Collateral.  Return of the Released Collateral shall be made by bank wire to the account, or if applicable, the Digital Currency Address, specified in the Loan Confirmation or as otherwise notified by Borrower. For the avoidance of doubt, Section II(f) shall apply to the return of Collateral.
(h)     Return of Collateral.  After all the Obligations (other than contingent indemnification obligations for which no claim has been asserted or accrued) have been paid and satisfied in full, Lender shall return the Collateral to Borrower (i) in the case of Dollars or Alternative Currency, by bank wire to the account specified by Borrower and (ii) in the case of Digital Currency, to the Digital Currency Address specified by Borrower.

VI.     Hard Fork.
(a)     Notification.  In the event of a public announcement of a future Hard Fork or an Airdrop in the blockchain for any Loaned Assets, Lender may, but shall not be required to, provide email notification to Borrower.
(b)     No Immediate Termination of Loans Due to Hard Fork.  In the event of a Hard Fork in the blockchain for any Loaned Assets or an Airdrop, any outstanding Loans will not be automatically terminated.  Borrower and Lender may agree, regardless of Loan type, to terminate a Loan without any penalties on an agreed upon date.  Nothing herein shall relieve, waive, or otherwise satisfy Borrower’s Obligations under this Agreement, including without limitation, the return of the Loaned Assets at the termination of the Loan and payment of accrued Loan Fees (including for days on which Borrower transfers Digital Currency to Lender and Lender transfers said Digital Currency back to Borrower pursuant to this section) and any outstanding Late Fees and Early Termination Fees.
(c)     Right to New Tokens.  Lender will receive the benefit and ownership of any incremental tokens generated on Loaned Assets and Borrower will receive the benefit and ownership of any incremental tokens generated on Collateral as a result of a Hard Fork in the

Digital Currency protocol or an Applicable Airdrop (the “New Tokens”) if any of the conditions in clause (i) are met and the condition in clause (ii) is met:
(i)
(a) Hash Power: the average hash power mining the New Token (for New Tokens that use a proof of work protocol) on the 30th day following the occurrence of the Hard Fork or Applicable Airdrop (calculated as a 30-day average on such date) is at least 5% of the hash power mining the Loaned Assets on the day preceding the Hard Fork or Applicable Airdrop (calculated as a 3-day average of the 3 days preceding the Hard Fork).
(b) Market Capitalization: the average market capitalization of the New Token (defined as the total value of the universe of all New Tokens) on the 30th day following the occurrence the Hard Fork or Applicable Airdrop (calculated as a 30-day average on such date) is at least 5% of the average market capitalization of the Loaned Assets (defined as the total Value of the Loaned Assets less the total value of all New Tokens) (calculated as a 30-day average on such date).
(c) 24-Hour Trading Volume: the average 24-hour trading volume of the New Token on the 30th day following the occurrence the Hard Fork or Applicable Airdrop (calculated as a 30-day average on such date) is at least 1% of the average 24-hour trading volume of the Loaned Assets less the 24-hour trading volume of the New Tokens (calculated as a 30-day average on such date).
(ii) Wallet Compatibility: the New Token is transferable and supported by BitGo wallets within 30 days of the Hard Fork or Applicable Airdrop.
For the above calculations, the source for the relevant data on the Digital Currency hash power, market capitalization, and 24-Hour trading volume will be blockchain.info (or, if blockchain.info does not provide the required information, bitinfocharts.com, and if neither provides the required information, the parties shall mutually agree upon another data source) and the source for the hash power of the New Token will be bitinfocharts.com (or, if bitinfocharts.com does not provide the required information, the parties shall mutually agree upon another data source prior to the 30-day mark of the creation of the New Token).
If the Hard Fork or Applicable Airdrop meets the criteria above, the Party obligated to deliver the New Tokens will have up to 60 days from the Hard Fork or Applicable Airdrop to transfer the New Tokens to the other Party.  If delivery of the New Tokens is commercially unreasonable, upon written agreement, the value of the New Tokens can be paid in lieu of delivery by a one-time payment in the same currency of the Loaned Assets or Collateral reflecting the amount of the New Tokens owed using the spot rate agreed upon by the Parties at the time of said repayment. Borrower will be solely responsible for payment of additional costs incurred by any transfer method other than returning the New Tokens, including but not limited to technical costs, third-party fees, and tax obligations for the transaction, including but not limited to a tax gross-up payment.  A Party’s rights to New Tokens as set forth in this Section shall survive the termination of the relevant Loan, return of the Loaned Assets, and termination of this Agreement.
VII.     Representations, Warranties and Covenants.

(a)     Each Party hereby represents and warrants (which representations and warranties shall continue during the term of this Agreement and any Loan hereunder) that:
(i)     It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant to such laws, in good standing.
(ii)     (a) It has the power to execute and deliver this Agreement, to enter into the Loans contemplated hereby and to perform its obligations hereunder, (b) it has taken all necessary action to authorize such execution, delivery and performance, and (c) this Agreement constitutes a legal, valid, and binding obligation enforceable against it in accordance with its terms, (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).
(iii)     The execution, delivery and performance of this Agreement does not contravene (a) its constituent documents, (b) any Applicable Law, (c) any judgment, award, injunction or similar legal restriction binding on it or its property, or (d) any material agreement to which such party is a party.
(iv)     No license, consent, authorization or approval or other action by, or notice to or filing or registration with, any Governmental Authority (including any foreign exchange approval), and no other third-party consent or approval, is necessary for the due execution, delivery and performance by such party of this Agreement.
(v)     It is acting for its own account and has not relied on the other for any tax or accounting advice concerning this Agreement and it has made its own determination as to the tax and accounting treatment of any Loan, any Digital Currency, Collateral, or funds received or provided hereunder.
(vi)     It is a sophisticated party and fully familiar with the inherent risks involved in the transaction contemplated in this Agreement, including, without limitation, risk of new financial regulatory requirements, potential loss of money and risks due to volatility of the price of the Loaned Assets, and voluntarily takes full responsibility for any risk to that effect.
(vii)     It is not insolvent and is not subject to any bankruptcy or insolvency proceedings under any Applicable Laws.
(viii)     There are no proceedings pending or, to its knowledge, threatened, which could reasonably be anticipated to have any adverse effect on the transactions contemplated by this Agreement or the accuracy of the representations and warranties hereunder or thereunder.
(b)     Borrower hereby represents and warrants (which representations and warranties shall continue during the term of this Agreement and any Loan hereunder) that:

(i)     It has, or will have at the time of return of any Loaned Assets, the right to transfer such Loaned Assets subject to the terms and conditions hereof.
(ii)     It has, or will have at the time of transfer of any Collateral, the right to grant a first priority security interest in said Collateral subject to the terms and conditions hereof. Borrower will not further encumber the Collateral.
(iii)     It is an “eligible contract participant”, as that term is defined in Section 1a(18) of the Commodity Exchange Act and applicable regulations thereunder.
(iv)     It has delivered to Lender (i) a copy of its most recent annual consolidated financial statements, duly audited by independent certified public accountants, and (ii) a copy of its most recent monthly unaudited consolidated financial statements, and each of said statements and the related notes thereto are complete and correct and fairly present the consolidated financial condition and results of operations of Borrower and its consolidated subsidiaries, all in conformity with generally accepted accounting principles consistently applied.
(v)     Neither it, nor any of its subsidiaries or any director, officer, employee, agent, or affiliate of it or any of its subsidiaries is an individual or entity that is, or is owned or controlled by persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including Crimea, Cuba, Iran, North Korea and Syria) (a “Sanctioned Country”).
(vi)     It and its subsidiaries and their respective directors, officers and employees and, to its knowledge, its agents and their subsidiaries, are in compliance with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and any other applicable anti-corruption law.
VIII.     Covenants.
(a)     Compliance with Law. Borrower will comply in all material respects with all Applicable Laws and orders binding on it or its properties.
(b)     Consents. Borrower will maintain in full force and effect all consents and approvals of, and registrations and filings with, any Governmental Authority or otherwise that are required to be obtained by it with respect to this Agreement or which are necessary to the operation of its business.
(c)     Delivery of Financial Statements, etc.  Borrower will furnish to Lender, (i) as soon as available, a copy of the annual consolidated financial statements of Borrower and its consolidated subsidiaries duly audited by independent certified public accountants, including a balance sheet as at the end of such fiscal year, prepared in accordance with generally accepted accounting principles consistently applied, and (ii) as soon as available for each month, a copy of the consolidated financial statements of Borrower and its consolidated subsidiaries for the period then ended, including a balance sheet as at the end of such period, prepared in accordance with generally accepted accounting principles on a basis consistent with that used in the preparation of the financial statements referred to in clause (i) above and certified by an appropriate officer of Borrower.
(d)     Notice of Certain Actions.  Borrower shall furnish to Lender, as promptly as reasonably practicable after obtaining knowledge thereof, notice of (i) any Event of Default or event that with the giving of notice or lapse of time or both would constitute an Event of Default, (ii) any Additional Termination Event, (iii) any matter which has resulted or would reasonably be expected to result in a Material Adverse Effect, (iv) any investigation by a Governmental Authority or any litigation commenced or threatened against Borrower where Borrower is specifically named in such investigation or litigation, (v) any lien or “adverse claim” (within the meaning of Section 8-502 of the UCC) made or asserted against any Collateral or (vi) any change or event which could result in Borrower no longer qualifying as an “Eligible Contract Participant”.
(e)     Financing Statements. Borrower authorizes Lender at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments thereto describing the Collateral that contain any information required, or necessary, by the UCC, or any other applicable filing regime under a different jurisdiction for the sufficiency thereof or for filing office acceptance.  Borrower also hereby ratifies any and all financing statements or amendments previously filed by Lender in any jurisdiction in connection with any Loan hereunder.
(f)     Further Acts.  Borrower will, from time to time, do and perform any and all acts and execute any and all further instruments required or reasonably requested by Lender more fully to effect the purposes of this Agreement and the pledge of the Collateral hereunder, including, without limitation, the execution and filing of financing statements and continuation statements relating to the Collateral under the provisions of the applicable provisions of the UCC.
(g)     No Liens. Borrower shall not create, incur, assume or suffer to exist any lien upon the Collateral, except for the liens created hereunder.
(h)     Change of Name. Borrower shall not, without providing Lender ten (10) calendar days’ prior written notice, change (i) its legal name, (ii) its jurisdiction of organization or, if not a registered organization, location for purposes of the UCC, (iii) its type of organization, (iv) the location of its principal place of business or chief executive office or (v) its constituent documents in a manner materially adverse to Lender.
(i)     Sanctions. Borrower shall not request any Loan, and Borrower shall not use the proceeds of any Loan (i) in violation of any anti-corruption laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any person subject to Sanctions, or in any Sanctioned Country or (iii) in violation of any applicable Sanctions.
IX.     Default.  Any of the following events shall constitute an event of default, and shall be herein referred to as an “Event of Default” or “Events of Default”:

(a)     the failure of Borrower to return any and all Loaned Assets when and as the same shall become due and payable, whether at the due date thereof, a date fixed for prepayment thereof, upon acceleration or otherwise;
(b)     the failure of Borrower to pay any and all Loan Fees, Late Fees, Early Termination Fees or to remit any New Tokens or pay any fees in accordance with Section VI, in each case, when and as the same shall become due and payable; provided however, Borrower shall have two (2) Business Days to cure such failure;
(c)     the failure of Borrower to transfer Collateral or Additional Collateral, by the time and/or in the manner required under Section V;
(d)     a material default by Borrower in the performance of any other provision of this Agreement and, if such default is capable of cure, such default remains uncured for five (5) Business Days;
(e)     any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors or dissolution proceedings that are instituted by or against Borrower and (solely in the case of proceedings against Borrower) are not dismissed within thirty (30) days of the initiation of said proceedings;
(f)     [Reserved]
(g)     any material provision of any Agreement for any reason ceases to be valid, binding and enforceable in accordance with its terms (or Borrower shall challenge in writing the enforceability of this Agreement or shall assert in writing, or engage in any action or failure to act based on any such assertion, that any provision of any of such Agreement has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);
(h)     Borrower notifies Lender of its inability to or its intention not to perform any of its Obligations hereunder or otherwise disaffirms, rejects or repudiates any of its Obligations hereunder;
(i)     a Material Adverse Effect occurs; or
(j)     any representation or warranty made by Borrower hereunder proves to be incorrect or untrue in any material respect as of the date of making or deemed making thereof.
X.     Remedies.
(a)     Upon the occurrence of any Event of Default, Lender may, at its option: (1) declare the Total Loaned Balance outstanding immediately due and payable whereupon such amounts shall become and be forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower; provided, that upon any Event of Default described in Section IX(e) above, the Total Loaned Balance shall automatically become and be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower, and (2) terminate this Agreement and any Loan hereunder, and any other agreement or transaction between Borrower and Lender or any affiliate of Lender upon written notice to Borrower.
(b)     In addition to and not in lieu of the rights set forth in subsection (a) above, upon the occurrence an Event of Default, Lender may, without notice of any kind, which Borrower hereby expressly waives (except for any notice that may not be waived under Applicable Law), at any time thereafter exercise and/or enforce any of the following rights and the remedies, at Lender’s option: (i) sell, lease, assign or otherwise dispose of all or any part of the Collateral, at such place or places and at such time or times as Lender deems best, and for cash or for credit or for future delivery, at public or private sale, upon such terms and conditions as it deems advisable and apply, in a manner determine by Lender, the proceeds to satisfying any of Borrower’s obligations to Lender or Lender’s affiliates and (ii) set-off, net, and/or recoup Lender’s obligations to Borrower against any of Borrower’s obligations to Lender or any affiliate of Lender. The parties agree and acknowledge that the relevant Digital Currency pledged as Collateral are traded on a “recognized market” as such term is used in the UCC and the price at which the relevant Digital Currency is traded on the relevant Liquidity Exchanges may be the price at which Lender purchases for itself or sells for future delivery pursuant to its exercise of remedies hereunder.  All rights stated herein are cumulative and in addition to all other rights provided by law, in equity. In addition to its rights hereunder, Lender shall have any rights otherwise available to it under Applicable Law or in equity, including, without limitation the UCC.
XI.     No Waiver; Modifications.  No delay or omission by a Party in exercising any right or remedy hereunder shall operate as a waiver of the future exercise of that right or remedy or of any other rights or remedies hereunder. The waiver of a particular obligation in one circumstance will not prevent such Party from subsequently requiring compliance with the obligation or exercising the right or remedy in the future. No waiver, modification, or amendment of this Agreement will be valid unless made in writing and signed by both Parties.
XII.     Survival of Rights and Remedies.  All remedies hereunder and all obligations with respect to any Loan shall survive the termination of the relevant Loan, return of Loaned Assets or Collateral, and termination of this Agreement.
XIII.     Governing Law; Dispute Resolution.  This Agreement is governed by, and shall be construed and enforced under the laws of the State of New York without regard to any choice or conflict of laws rules.  If a dispute arises out of or relates to this Agreement, or the breach thereof, and if said dispute cannot be settled through negotiation it shall be finally resolved by binding arbitration administered in the State of New York by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, or such other applicable arbitration body as required by law or regulation, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction.  If any proceeding is brought for the enforcement of this Agreement, then the successful or prevailing Party shall be entitled to recover attorneys’ fees and other costs incurred in such proceeding in addition to any other relief to which it may be entitled.
XIV.     Notices.  Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement shall be in writing and shall be personally delivered or sent by electronic mail or by mail (postage prepaid, return receipt requested) to the respective addresses set forth on the signature page below. Either Party may change its address by giving the other Party written notice of its new address.
XV.     Single Agreement.  Borrower and Lender acknowledge that, and have entered into this Agreement in reliance on the fact that, all Loans hereunder constitute a single business and contractual relationship and have been entered into in consideration of each other.  Accordingly, Borrower and Lender hereby agree that payments, deliveries, and other transfers made by either of them in respect of any Loan shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Loan hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.  In addition, Borrower and Lender acknowledge that any Collateral posted and pledged hereunder shall secured all Obligations.  Lender shall monitor and apply the Collateral in any manner it so elects and shall be under no duty to marshal any such Collateral.
XVI.     Entire Agreement.  This Agreement, each exhibit referenced herein, and all Loan Confirmations constitute the entire Agreement among the parties with respect to the subject matter hereof and supersede any prior negotiations, understandings and agreements with respect to the subject matter of this Agreement.  Nothing in this Section XVI shall be construed to conflict with or negate Section XV above.
XVII.     Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that Borrower may not assign this Agreement or any rights or duties hereunder without the prior written consent of Lender.  Lender may assign this Agreement or any rights or duties hereunder upon notice to Borrower. For the avoidance of doubt, any and all claims and liabilities against BitGo Prime arising in any way out of this Agreement are only the obligation of BitGo Prime, and not any of its parents or affiliates, including but not limited to BitGo Holdings, Inc. and BitGo, Inc. The Parties agree that none of BitGo Prime’ parents or affiliates shall have any liability under this Agreement nor do such related entities guarantee any of BitGo Prime’ obligations under this Agreement.
XVIII.     Severability of Provisions.  Each provision of this Agreement shall be viewed as separate and distinct, and in the event that any provision shall be deemed by an arbitrator or a court of competent jurisdiction to be illegal, invalid or unenforceable, the arbitrator or court finding such illegality, invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to such provision.  Any provision which cannot be so modified or reformed shall be deleted and the remaining provisions of this Agreement shall continue in full force and effect.
XIX.     Counterpart Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by email or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.
XX.     Relationship of Parties.  Nothing contained in this Agreement shall be deemed or construed by the Parties, or by any third party, to create the relationship of partnership or joint venture between the parties hereto, it being understood and agreed that no provision contained herein shall be deemed to create any relationship between the parties hereto other than the relationship of Borrower and Lender.
XXI.     Indemnification.  Borrower shall indemnify, defend, and hold harmless BitGo Prime, and any of its parents or affiliates, from and against any and all third-party claims, demands, losses, expenses and liabilities of any and every nature (including attorneys’ fees of an attorney of BitGo’s choosing to defend against any such claims, demands, losses, expenses and liabilities) that BitGo may sustain or incur or that may be asserted against it arising out of or related to the activities contemplated by this Agreement, except for any and all claims, demands, losses, expenses and liabilities arising out of or relating to BitGo Prime’s bad faith, gross negligence or willful misconduct in the performance of its duties under this Agreement.
XXII.     Collection Costs.  In the event Borrower fails to pay any amounts due or to return any Loaned Assets or upon the occurrence of any Event of Default, Borrower shall, upon demand, pay to Lender all reasonable and documented costs and expenses, including without limitation, reasonable attorneys’ fees and court costs, exchange or trading fees, liquidation costs, and any other related fees incurred by Lender in connection with the enforcement of its rights hereunder.
XXIII.     Term and Termination.  The term of this Agreement shall commence on the date hereof for a period of one year, and shall automatically renew for successive one-year terms annually, unless either Party provides notice of a desire to terminate the contract no less than ten (10) days prior to the end of such one-year period.  The foregoing notwithstanding, this Agreement may be terminated as set forth in Section II(d) or upon thirty (30) days’ notice by either Party to the other; provided however, if there are any Loans outstanding at the time either party sends a notice of termination pursuant to this Section XXIII such termination of this Agreement will not be effective until all Loans are terminated pursuant to this Agreement without reference to this Section XXIII.
XXIV.     Miscellaneous.  Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of the masculine, feminine, or neuter gender shall include all genders where necessary and appropriate.  The section headings are for convenience only and shall not affect the interpretation or construction of this Agreement.  The Parties acknowledge that the Agreement and any Loan Confirmation are the result of negotiation between the Parties which are represented by sophisticated counsel and therefore none of the Agreement’s provisions will be construed against the drafter.
XXV.     Confidentiality. Each party agrees to maintain the confidentiality of all information received from the other party relating to such other party or its business hereunder or pursuant hereto, including the existence and terms of this Agreement (the “Information”), except that Information may be disclosed (a) to its and its affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority having jurisdiction over such party (in which case the disclosing party agrees to inform the other party promptly of such disclosure, unless such notice is prohibited by Applicable Law and except in connection with any request as part of a regulatory examination), (c) to the extent required by the Applicable Law or regulations or by any subpoena or similar legal process (in which case the disclosing party agrees to inform the other party promptly of such disclosure to the extent permitted by law and except in connection with a regulatory examination of an audit or examination conducted by accountants), (d) in connection with the exercise of any remedies hereunder or any other Loan Documents, (e) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement,  (f) with the consent of the other party or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section XXV by such party or (ii) becomes available to such party on a non-confidential basis from a source other than the other party or its affiliates or (iii) is independently developed by such party without use of the Information.  Any person required to maintain the confidentiality of the existence of this Agreement and Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.  The provisions of this Section are continuing obligations of the parties, their respective successors and assigns, and shall survive termination of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date written below:
BITGO PRIME LLC

By:	/s/ Chen Fang
Print Name:	Chen Fang
Title:	CRO
Date:	September 3, 2025

Address for notice:	BitGo Prime LLC
2443 Ash Street,
Palo Alto, California 94306
Email: bitgoprime@bitgo.com
(with a copy to legal@bitgo.com)
MEI Pharma, Inc.

By:	/s/ Justin J. File
Print Name:	Justin J. File
Title:	Acting Chief Executive Officer, Chief Financial Officer
Date:	September 3, 2025

Address for notice:	9920 Pacific Heights Blvd., Suite 150
San Diego, California 92121 Borrower email: jfile@meipharma.com

EXHIBIT A - AUTHORIZED AGENTS
The following are authorized to deliver Lending Requests on behalf of Borrower in accordance with Section II hereof:
Name:
Email:
Name:
Email:
Borrower may change its Authorized Agents by written notice to Lender as provided in accordance with Section XIV.  Such notice shall not be considered to be a modification of or amendment to this Agreement for purposes of Section XI.

EXHIBIT B - LOAN CONFIRMATION
The following incorporates all of the terms of the Master Loan Agreement entered into by Borrower and BitGo Prime, LLC on [______________] and adds the following specific terms:

Borrower:	[____________________________]
Lender:	BitGo Prime, LLC
Digital Currency or USD:
Amount of Digital Currency / USD:
Loan Fee Percentage:	[____]% per ann.
Loan Type:	[Call Option] [Fixed Term] [Prepayment Option]
Maturity Date:	[ ]
Initial Collateral Percentage:	[____]%
Collateral Type:
Margin Requirement Percentage:	[____]%
Margin Release Percentage:	[____]%
Liquidation Level:	[____]%

The Loan Fee shall be payable in the Digital Currency or USD that forms the Loan, unless specified otherwise in this Loan Confirmation or other writing signed by both parties.
If the Loan Fee is payable in an asset other than the Digital Currency or USD that forms the Loan, then the Loan Fee Percentage shall be converted using the applicable Digital Currency Spot Rate.

BORROWER	LENDER
By: __________________________________	By: __________________________________
Name:	Name:
Title:	Title:
Date:	Date: